Exhibit (d)(29)

PACIFIC SELECT FUND
AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement (the “Agreement”) made the 1st day of January, 2003 by and among Pacific Life Insurance Company (“Investment Adviser”), a California corporation, OppenheimerFunds, Inc. (“Portfolio Manager”), a Colorado corporation, and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 1st day of July, 2004.

     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.

Section 2 of the Agreement, Portfolio Manager Duties, is amended to add the following:

1. Portfolio Manager will assist the Investment Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Portfolio Manager hereunder. Specifically, and without limitation to the foregoing, the Portfolio Manager agrees to provide certifications to the principal executive and financial officers of the Fund (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Fund’s Form N-CSR and Form N-Q, shareholder reports, financial statements, and disclosure documents, in such form and content as the Fund shall reasonably request or as in accordance with procedures adopted by the Fund.

2. The Portfolio Manager and its affiliated persons are permitted to enter into transactions with the other portfolios of the Fund and affiliated persons of those other portfolios of the Fund (collectively, the “Other Portfolios”). In doing so, the Portfolio Manager is prohibited from consulting with the Investment Adviser or the portfolio managers of these Other Portfolios concerning securities transactions of the Portfolios except for the purpose of complying with the conditions of Rule 12d 3-1 (a) and (b) under the Investment Company Act of 1940.

3. Portfolio Manager will exercise voting rights on portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Portfolio Manager, which may be amended from time to time, and which at all times shall comply with the requirements under proxy voting rules and the guidance provided in Investment Company Act Release No. 25922 (Jan 31, 2003) (the “Adopting Release”) and other applicable authority of the SEC and its staff as may be issued from time to time, including, without limitation, (i) the requirement that such policies and procedures address how a Portfolio will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Portfolio Manager shall vote proxies on behalf of each Portfolio in a manner deemed by the Portfolio Manager to be in the best interests of each Portfolio pursuant to the Portfolio Manager’s written Proxy Voting Policies and Procedures. The Portfolio Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required on Form N-PX or as the Investment Adviser may reasonably request. The Portfolio Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own proxy procedures, the Adopting Release, and other applicable authority of the SEC and its staff, if any.

     Portfolio Manager acknowledges and agrees that the Fund may provide disclosure, notices, and information concerning the availability of the Portfolio Manager’s Proxy Voting Policies and Procedures and shall disclose the voting record of each Portfolio, as required under the proxy voting rules.

4. Portfolio Manager agrees to pay to the Investment Adviser the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Portfolio Manager makes any changes that require immediate disclosure in the prospectus by supplement, including changes to its structure, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund by the Portfolio Manager of such Changes, the Fund is not generating a supplement for other purposes or the Fund does not wish to add such Changes to a pending supplement. However, such Changes will not be unreasonably withheld from a pending supplement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer	By:	/s/ Audrey L. Milfs
Name:	Glenn S. Schafer	Name:	Audrey L. Milfs
Title:	President	Title:	Secretary

OPPENHEIMERFUNDS, INC.

By:	/s/ Christina J. Loftus	By:	/s/ Christina Nasta
Name:	Christina J. Loftus	Name:	Christina Nasta
Title:	Vice President	Title:	VP.

PACIFIC SELECT FUND

By:	/s/ Glenn S. Schafer	By:	/s/ Audrey L. Milfs
Name:	Glenn S. Schafer	Name:	Audrey L. Milfs
Title:	President	Title:	Secretary